Exhibit 10.1

EMPLOYMENT AGREEMENT AMENDMENT

THE EMPLOYMENT AGREEMENT entered into as of January 2, 2004 between V. Ann Hailey (the “Executive”) and Limited Brands, Inc. and The Limited Service Corporation (the “Company”) is hereby amended as of March 8, 2005 in the following respects:

1.      Section 2(a) is amended in its entirety to read as follows:

        (a)      Position. The Executive shall be employed as the Executive Vice President and Chief Financial Officer or such other position of reasonably comparable or greater status and responsibilities, as may be determined by the Board of Directors. The Executive shall perform the duties, undertake the responsibilities, and exercise the authority customarily performed, undertaken, and exercised by persons employed in a similar executive capacity. The Executive shall report to the Chief Administrative Officer and shall report “dotted line” to the Chairman of the Board of Directors.

2.    Section 9(c) is amended in its entirety to read as follows:

        (c)      Termination by the Executive. The Executive may terminate employment hereunder for “Good Reason” by delivering to the Company (1) a Preliminary Notice of Good Reason (as defined below), and (2) not earlier than thirty (30) days from the delivery of such Preliminary Notice, a Notice of Termination. For purposes of this Agreement, “Good Reason” means (i) the failure to continue the Executive in a capacity contemplated by Section 2 hereof (or, if applicable, Section 10(h)(i) hereof); (ii) the assignment to the Executive of any duties materially inconsistent with the Executive’s positions, duties, authority, responsibilities, and reporting requirements as set forth in Section 2 hereof (or, if applicable, Section 10(h)(i) hereof); (iii) a reduction in or a material delay in payment of the Executive’s total cash compensation and benefits from those required to be provided in accordance with the provisions of this Agreement; (iv) the Company, the Board or any person controlling the Company requires the Executive to be based outside of the United States, other than on travel reasonably required to carry out the Executive’s obligations under the Agreement; or (v) the failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company within 15 days after a merger, consolidation, sale, or similar transaction; provided, however, that “Good Reason” shall not include (A) acts not taken in bad faith which are cured by the Company in all respects not later than thirty (30) days from the date of receipt by the Company of a written notice from the Executive identifying in reasonable detail the act or acts constituting “Good Reason” (a “Preliminary Notice of Good Reason”) or (B) acts taken by the Company by reason of the Executive’s physical or mental infirmity which impairs the Executive’s ability to substantially perform her duties under this Agreement. A Preliminary Notice of Good Reason shall not, by itself, constitute a Notice of Termination. Notwithstanding anything in this Agreement to the contrary, the Executive may terminate employment for “Good Reason“ hereunder by providing the Company, at any time from September 1, 2005 through February 28, 2006, notice of intent to terminate employment hereunder for any reason as of the date sixty (60) days following the date of such notice (or as of such earlier date as may be mutually agreed by the Executive and the Company), which such date shall be treated as the “Termination Date” hereunder, and the Company agrees that any such termination of employment shall be treated for all purposes hereunder as a termination of employment for “Good Reason.”

3.      Section 9(d) is amended in its entirety to read as follows:

        (d)     Notice of Termination. Any purported termination for Cause by the Company or for Good Reason by the Executive (other than a termination pursuant to the last sentence of Section 9(c) hereof) shall be communicated by a written Notice of Termination to the other two weeks prior to the Termination Date (as defined below). For purposes of this Agreement, a “Notice of Termination” shall mean a notice which indicates the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. Any termination by the Company other than for Cause or by the Executive without Good Reason shall be communicated by a written Notice of Termination to the other party two (2) weeks prior to the Termination Date. However, the Company may elect to pay the Executive in lieu of two (2) weeks written notice. For purposes of this Agreement, no such purported termination of employment shall be effective without such Notice of Termination.

4.      Section 10 is amended in its entirety to read as follows:

        10.      Compensation Upon Certain Terminations by the Company not Following a Change in Control.

                  (a)      If during the term of the Agreement (including any extensions thereof), whether or not following a Change in Control (as defined below), the Executive’s employment is terminated by the Company for Cause or by reason of the Executive’s death, or if the Executive gives written notice not to extend the term of this Agreement, the Company’s sole obligations hereunder shall be to pay the Executive the following amounts earned hereunder but not paid as of the Termination Date: (i) Base Salary, (ii) reimbursement for any and all monies advanced or expenses incurred pursuant to Section 7(b) through the Termination Date, and (iii) any earned compensation which the Executive had previously deferred (including any interest earned or credited thereon) (collectively, “Accrued Compensation”), provided however, that if the Executive gives written notice not to extend the Employment Term pursuant to Section 1, the Company shall continue to pay the premiums provided for in Section 7(a)(1) through the end of the calendar year in which the Executive’s termination occurs. The Executive’s entitlement to any other benefits shall be determined in accordance with the Company’s employee benefit plans then in effect.

                  (b)      Except as otherwise provided in Section 10(h) hereof, if the Executive’s employment is terminated by the Company other than for Cause or by the Executive for Good Reason, in each case other than during the 24-month period immediately following a Change in Control, the Company’s sole obligations hereunder shall be as follows:

                                    (i)  the Company shall pay the Executive the Accrued Compensation;

                                    (ii)   the Company shall continue to pay the Executive the Base Salary for a period of one (1) year following the Termination Date;

                                    (iii)   in consideration of the Executive signing a General Release, the Company shall (A) pay the Executive a pro-rata amount of the incentive compensation paid under the incentive compensation plan described in Section 6 for the season in which the Executive’s employment is terminated based on the number of days the Executive is employed during such season and any incentive compensation under the plan described in Section 6 that the Executive would have received if she had remained employed with the Company for a period of one (1) year after the Termination Date; and (B) pay the Executive her Base Salary for one additional year after payments have ended under Section 10(b)(ii); and

                                    (iv)   the Company shall continue to pay the premiums provided for in Section 7(a)(1) hereof through the end of the calendar year in which such termination occurs;

                                    (v)   provided, however, that in the event Executive becomes entitled to any payments under Section 10(g), the Company’s obligations to Executive under Section 10 shall thereafter be determined solely under Section 10 (g).

                  (c) If the Executive’s employment is terminated by the Company by reason of the Executive’s Disability, the Company’s sole obligations hereunder shall be as follows:

                                    (i)   the Company shall pay the Executive the accrued Compensation;

                                    (ii)   the Company shall continue to pay the Executive 100% of the Base Salary for the first twelve months following the Termination Date, 80% of the Base Salary for the second twelve months following the Termination Date, and 60% of the Base Salary for the third twelve months following the Termination Date; provided, however, that such Base Salary shall be reduced by the amount of any benefits the Executive receives by reason of her Disability under the Company’s relevant disability plan or plans; and

                                    (iii)  if the Executive is disabled beyond thirty-six (36) months, the Company shall continue to pay the Executive 60% of Base Salary, up to a maximum payment of $250,000 per year, for the period of the Executive’s Disability, as defined in the Company’s relevant disability plans; provided, however, that such payments shall be reduced by the amount of any benefits the Executive receives by reason of her Disability under the Company’s relevant disability plan or plans; and

                                     (iv)   the Company shall continue to pay the premiums provided for in Section 7(a)(1) hereof through the end of the calendar year in which such termination occurs.

                  (d)    If the Executive’s employment is terminated by reason of the Company’s written notice to the Executive of its decision not to extend the Employment Agreement pursuant to Section 1 hereof, the Company’s sole obligation hereunder shall be as follows:

                                    (i)    the Company shall pay the Executive the Accrued Compensation;

                                    (ii)   the Company shall continue to pay the Executive the Base Salary for a period of one (1) year following the expiration of such term;

                                    (iii)  in consideration of the Executive signing a General Release, the Company shall (A) pay the Executive a pro-rata amount of the incentive compensation paid under the incentive compensation plan described in Section 6 for the season in which the Executive’s employment is terminated based on the number of days the Executive is employed during such season and any incentive compensation under the plan described in Section 6 that the Executive would have received if she had remained employed with the Company for a period of one (1) year after the Termination Date; and (B) pay the Executive her Base Salary for one additional year after payments have ended under Section 10(d)(ii); and

                                    (iv)  the Company shall continue to pay the premiums provided for in Section 7(a)(1) hereof through the end of the calendar year in which such termination occurs.

                  (e)   For up to eighteen (18) months during the period the Executive is receiving salary continuation pursuant to Section 10(b)(ii), 10(c)(ii) or 10(d)(ii) hereof, the Company shall, at its expense, provide to the Executive and the Executive’s beneficiaries medical and dental benefits substantially similar in the aggregate to the those provided to the Executive immediately prior to the date of the Executive’s termination of employment; provided, however, that the Company’s obligation to provide such benefits shall cease upon the earlier of Executive’s becoming employed and the expiration of Executive’s rights to continue such medical and dental benefits under COBRA.

                  (f)   Executive shall not be required to mitigate the amount of any payment provided for in this Section 10 by seeking other employment or otherwise and no such payment or benefit shall be eliminated, offset or reduced by the amount of any compensation provided to the Executive in any subsequent employment, except as provided in Section 10(e).

                  (g)   In the event that (x) the Company enters into a binding agreement that, if consummated, would constitute a Change in Control, (y) Executive’s employment is terminated under the circumstances set forth in Section 10(b) and (z) within six months after the execution of such agreement a Change in Control of the Company occurs involving one or more of the other parties to such agreement, then the Company’s sole obligations hereunder shall be as follows:

                                    (i)    the Company shall pay to Executive a lump sum payment in cash no later than 10 business days after the Change in Control an amount equal to the sum of (A) and (B), where (A) is the difference between (x) the Severance Amount (as defined in Section 14(a)(ii)) and (y) the sum of the payments made to the Executive prior to the change in Control pursuant to Section 10(b)(ii) and (B) is the difference between (x) the Bonus Amount (as defined in the Section 14(a)(iii)) and (y) the payments, if any, made to Executive prior to the Change in Control pursuant to Section 10(b)(iii)(A);

                                    (ii)   the Company shall reimburse Executive for any documented legal fees and expenses to the extent set forth in Section 14(a)(iv);

                                    (iii)  the Company shall pay such premiums as are required by Section 14(a)(v)(A) to the extent not previously paid pursuant to Section 10(b)(iv) and shall make available to Executive and Executive’s beneficiaries medical and dental benefits to the extent provided in Section 14(a)(v)(B); and

                                    (iv)   each of the Company and Executive shall have and be subject to, the rights, duties, and obligations set forth in Sections 13(c) and (d).

                  (h)    Notwithstanding anything in this Agreement to the contrary:

                                    (i)    if before March 1, 2006 (but other than during the 24-month period immediately following a Change in Control), the Company notifies the Executive that it does not want the Executive to continue employment in her then current position or the Executive notifies the Company that she does not wish to continue employment in her then current position, provided the Executive does not elect to terminate employment hereunder pursuant to the last sentence of Section 9(c), the Company shall continue to employ the Executive in a senior executive position agreeable to the Executive (such agreement not to be unreasonably withheld) at her current level of compensation and benefits through March 1, 2008; provided that such employment shall not preclude the Executive from serving on corporate, civic, or charitable boards or committees or managing personal investments or other affairs, so long as such activities do not materially interfere with the performance of the Executive’s responsibilities hereunder;

                                    (ii)   if on or after March 1, 2006 but before March 1, 2008 and after notice is provided by the Company or Executive in accordance with Section 10(h)(i) hereof, the Executive terminates her employment hereunder for Good Reason or the Company terminates the Executive’s employment hereunder for any reason other than Cause (in either case, other than during the 24-month period immediately following a Change in Control), the Company shall provide the Executive, in lieu of the compensation and benefits otherwise payable pursuant to Section 10(b) hereof, with the compensation and benefits to which she would have been entitled had her employment continued through March 1, 2008 in accordance with Section 10(h)(i) hereof; and

                                    (iii)  if the Company terminates the Executive’s employment hereunder for any reason other than Cause or due to her “Disability” before March 1, 2006 (other than during the 24-month period immediately following a Change in Control), the Company shall provide the Executive, at the Executive’s option, with either (A) compensation and benefits pursuant to Section 10(b) hereof, or (B) the compensation and benefits to which she would have been entitled had her employment continued through March 1, 2008 in accordance with Section 10(h)(i) hereof.

                  IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement as of the day and year first above written.

LIMITED BRANDS, INC. By: /s/ Leonard A. Schlesinger Name: Leonard A. Schlesinger Title: Vice Chairman and Chief Operating Officer

/s/ V. Ann Hailey V. Ann Hailey